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                                                                    Exhibit 8(b)


                                                      Santiago, December 9, 2002


Ladies and Gentlemen,

         We have acted as Chilean counsel to Banco Santander-Chile, a banking corporation (banco) organized under the laws of the Republic of Chile ("Santander"), in connection with an offer to exchange up to US$300,000,000 principal amount of subordinated notes due 2012 (the "New Notes") and a U.S. dollar amount in cash in exchange for Santander's outstanding 7% subordinated notes due 2007. We have participated in the preparation of a Registration Statement on Form F-4 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the New Notes.

         We hereby confirm that the discussion set forth in the prospectus included in the Registration Statement under the caption "Taxation-Chilean Taxation" is our opinion.

         We are lawyers admitted to practice in the Republic of Chile and the foregoing opinion is limited to the laws of the Republic of Chile as in effect on the date hereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any related supplemental Registration Statement filed pursuant to Rule 462(b) of the Securities Act and to the reference to our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                        Yours sincerely,


                                        /s/ Luis Carlos Valdes C.
                                        Luis Carlos Valdes C.